EXHIBIT 99.1

PRESS RELEASE

Contact:	Bill Foust	Torben Wetche
	770-569-4203	770-569-4277

SCHWEITZER-MAUDUIT ANNOUNCES THIRD QUARTER 2008 RESULTS

Net Income of $6.7 Million

Diluted Earnings Per Share of $0.43,

Excluding Pre-Tax Restructuring Expenses of $2.6 million, Diluted Earnings Per Share of $0.54

Alpharetta, GA, November 6, 2008.

Summary of Results

(Amounts in Millions, Except Per Share Amounts)

	2008		2007
	Third Quarter	Year-To- Date	Third Quarter	Year-To- Date

Net Sales	$199.2	$591.0	$184.2	$526.3
Restructuring Expenses	2.6	8.3	18.2	24.3
Operating Profit (Loss)	14.6	19.4	(3.0)	12.1
Net Income (Loss)	6.7	7.5	(4.3)	0.9

Earnings (Loss) Per Share – Diluted	$0.43	$0.48	$(0.27)	$0.06
Plus: Restructuring Expenses Per Share – Diluted	0.11	0.35	0.73	0.98
Earnings Per Share Without Restructuring Expenses – Diluted*	$0.54	$0.83	$0.46	$1.04

Average Shares – Diluted	15.7	15.7	15.6	15.7

*Earnings Per Share Without Restructuring Expenses - Diluted is a non-GAAP financial measure that is calculated by adding the Earnings Per Share reduction caused by Restructuring Expenses to Earnings (Loss) Per Share - Diluted.

Schweitzer-Mauduit International, Inc. (NYSE:SWM) today reported third quarter 2008 net income of $6.7 million compared with a net loss of $4.3 million during the third quarter of 2007.  Diluted earnings per share were $0.43 compared with a diluted loss per share of $0.27 in the prior-year quarter.  Restructuring expenses decreased earnings per share during the third quarters of 2008 and 2007 by $0.11 and $0.73, respectively.  Excluding restructuring expenses, earnings

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per share increased 17 percent to $0.54 for the third quarter of 2008 from $0.46 during the third quarter of 2007.

Wayne H. Deitrich, Chairman of the Board and Chief Executive Officer, commented that, “The third quarter 2008 financial results for Schweitzer-Mauduit improved as expected relative to both the second quarter of 2008 and the third quarter of 2007.  Earnings increased primarily due to higher sales volumes for reconstituted tobacco leaf, or RTL, and cigarette paper used in lower ignition propensity, or LIP, cigarettes.  We also benefited from the January 2008 purchase of the 28 percent minority interest of LTR Industries, S.A., or LTRI.  Operation of the rebuilt paper machine at our Papeteries de Mauduit, or PdM, mill in France, improved during the third quarter, but still contributed to an increase in production cost versus last year.  We continue to experience significant inflationary cost increases, especially energy, and unfavorable currency impacts.  As a result of increased earnings benefiting cash generation and continued reductions in capital spending, we lowered debt during the third quarter.”

Additional information regarding Schweitzer-Mauduit’s third quarter 2008 results and full year outlook can be found in our report to the U.S. Securities and Exchange Commission filed on November 5, 2008 on Form 10-Q.

Restructuring Expenses

Schweitzer-Mauduit initiated restructuring activities during the last two years in France, the United States and Brazil.  As a result of these restructuring actions, we have realized restructuring expenses for asset impairment and other non-cash charges as well as cash expenses primarily associated with employee severance amounts.  All announced restructuring activities are expected to be completed during 2008, except for the shutdown of the Papeteries de Malaucene, or PdMal, base tipping paper machine which has been delayed pending ongoing customer negotiations.

The primary restructuring-related activities that occurred throughout the third quarter of 2008 included completion of the announced exit of the coated papers business in Brazil, progress towards the transfer of base tipping paper manufacturing to Brazil and continuing efforts to implement changes at two paper mills in France, PdM and PdMal.

In accordance with applicable U.S. generally accepted accounting principles, restructuring expenses associated with these actions were recognized during the third quarters of both 2008 and 2007, resulting in pre-tax charges of $2.6 and $18.2 million, respectively, including 2008 employee related severance amounts of $1.4 million in Brazil due to the exit of the coated papers business.

Third Quarter 2008 Results

Net sales were $199.2 million during the third quarter, an 8.1 percent increase over the prior-year quarter.  Net sales increased $12.8 million as a result of favorable foreign currency exchange rate impacts and $10.6 million due to higher average selling prices, both from an improved mix of products sold as well as the benefit of previously announced price increases in the Americas.  Net sales decreased $8.4 million from lower sales volumes due to the closing of the Lee Mills in the United States and the exit of the coated papers business in Brazil.

Operating profit was $14.6 million for the third quarter, an increase of $17.6 million versus the

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prior-year quarter operating loss of $3.0 million.  Excluding pre-tax restructuring expenses from both periods, operating profit was $17.2 million versus $15.2 million during the prior year, an improvement of 13 percent.  The improvement in operating profit was primarily due to improved mill operations, a favorable mix of products sold of $2.8 million, including the benefits from RTL and cigarette paper for LIP cigarettes, partially offset by inflationary cost increases of $8.3 million.

Excluding pre-tax restructuring expenses from each unit’s third quarter operating profit results for 2008 and 2007, the French segment improved by $2.5 million, the U.S. segment improved by $2.4 million and the Brazil segment’s loss increased by $1.8 million.

Interest expense was higher by $1.5 million as a result of increased average debt levels.  There was no minority interest in earnings of subsidiaries for the third quarter of 2008 compared with $2.2 million in 2007 as a result of our purchase of the LTRI minority interest during January 2008.

The loss from equity affiliate of $1.6 million is related to the start-up of our new joint venture paper mill in China.

The provision for income taxes was $2.6 million during the third quarter of 2008 compared with a $2.6 million benefit during the third quarter of 2007, mainly due to increased taxable earnings during the third quarter of 2008 versus the prior year.

Net income and diluted earnings per share increased versus the prior-year third quarter by $11.0 million and $0.70 per share, respectively.  Excluding restructuring expenses, earnings per share totaled $0.54 for the third quarter of 2008 compared with $0.46 per share in the prior-year quarter, an increase of 17 percent.

Year-To-Date Results

Net sales were $591.0 million during the first nine months of 2008, a 12 percent increase over the prior-year period.  Net sales increased $39.3 million as a result of favorable foreign currency exchange rate impacts, $28.4 million due to higher average selling prices, primarily due to an improved mix of products sold, and were partially offset by $3.0 million in lower sales volumes.

Operating profit was $19.4 million for the first nine months of 2008 versus $12.1 million in the prior-year period.  Excluding pre-tax restructuring expenses from both periods, operating profit was $27.7 million during the first nine months of 2008 versus $36.4 million during the prior year period, a decrease of 24 percent.  Operating profit, excluding pre-tax restructuring expenses, was $8.7 million lower than the prior year primarily due to inflationary cost increases of $24.6 million, start-up costs of $11.7 million related to the rebuild of a paper machine at PdM, unfavorable foreign currency impacts of $6.6 million and unfavorable fixed cost absorption, due to lower paper machine production volumes, of $2.9 million.  These unfavorable impacts were partially offset by the benefits of higher average selling prices of $15.5 million, primarily due to an improved mix of products sold, improved mill operations other than at the PdM facility, increased sales volumes of $6.8 million and $3.8 million lower non manufacturing expenses.

Interest expense was higher by $3.9 million as a result of higher average debt levels.

Minority interest in earnings of subsidiaries declined from $6.0 million in 2007 to $0.2 million in 2008 as a result of our purchase of the minority interest in LTRI during January 2008.

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The loss from equity affiliate of $1.8 million is related to the start-up of our new joint venture paper mill in China.

No income tax provision was recorded during the first nine months of 2008 compared with an income tax provision of $0.5 million through the third quarter of 2007 due to the favorable tax impact of our foreign holding company structure combined with the level and geographic mix of taxable earnings.

Net income and diluted net income per share increased versus the first nine months of 2007 by $6.6 million and $0.42, respectively.  Excluding restructuring expenses, earnings per share totaled $0.83 for the first nine months of 2008 compared with $1.04 per share in the prior-year period, a decrease of 20 percent.

Cash Flow and Quarterly Dividend

Cash provided by operations was $28.0 million for the nine months ended September 30, 2008 and $15.7 million during the third quarter of 2008.  Since the first quarter of 2008, Schweitzer-Mauduit has generated $36.0 million in cash from operations compared with $8.0 million cash used by operations during the first quarter of the year.  Third quarter 2008 operating cash flow was positively impacted by improved operating results and stable working capital levels.  Capital spending was $6.0 million during the third quarter of 2008 compared with $5.4 million during the second quarter of 2008, reflecting the absence of any significant major projects during both quarters.

Increased net cash provided by operations enabled us to reduce net debt during the third quarter by $19.5 million, or 11 percent, to $159.1 million as of September 30, 2008 and total debt was 33.9 percent of capital, remaining near the upper end of our management target range of 25 to 35 percent.

Our Credit Agreement expires on July 31, 2012 and our total contractual availability under that facility and our overdraft facility as of September 30, 2008, was $96.5 million.

Schweitzer-Mauduit is announcing a quarterly common stock dividend of $0.15 per share.  The dividend will be payable on December 15, 2008 to stockholders of record on November 17, 2008.

Business Comments and Outlook

Mr. Deitrich added, “We are pleased with the improved performance seen in the third quarter, both in terms of earnings and cash generation.  Increases in sales of reconstituted tobacco leaf products in France, especially given full ownership of this business, and cigarette paper for LIP cigarettes in the United States are expected to further benefit earnings this year and beyond.  In spite of the good results in the third quarter, Schweitzer-Mauduit faces challenges for earnings in the fourth quarter of 2008, most of which are expected to be contained to that quarter. We anticipate an adverse impact to our fourth quarter results from decreases in sales volumes due to seasonal cigarette customer plant shut-downs, a slow realization of selling price increases undertaken to recover inflation and continuing unfavorable foreign currency impacts until January 1, 2009 when existing commercial supply agreements and currency hedging contracts expire, finalization of certain restructuring activities, slower than expected growth in sales for our new joint venture paper mill in China and other expected one-time expenses. We therefore project that our fourth quarter earnings per share, excluding restructuring expenses, will be low,

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and we consequently maintain that our full year 2008 earnings, excluding restructuring expenses, will be at the upper end of our previously expected range $0.75 to $0.90 per share.  We expect working capital, pension plan funding and other cash uses to increase somewhat through the fourth quarter of 2008 and therefore anticipate additional borrowings in the range of approximately $15 to $18 million.

For 2009, Schweitzer-Mauduit currently expects earnings per share, excluding restructuring expenses, to be better than 2007 results due to the benefits of further increases in sales volumes for RTL and cigarette paper used in LIP cigarettes, increased operating profit in Brazil due to finalization of restructuring actions and beneficial changes in the relation of the Brazilian real to the U.S. dollar secured through recent hedging transactions, the lack of start-up expenses realized in 2008 from the rebuilt paper machine at PdM, as this machine is now expected to reach targeted output by the end of the first quarter of 2009 and, finally, 2009 customer selling price increases to recover a portion or all of the cumulative inflationary cost increases since 2005.  The extent to which Schweitzer-Mauduit’s earnings per share for 2009, excluding restructuring expenses, will exceed 2007 results is dependent upon the actual level of selling price increases and sales volume changes realized during our annual customer negotiations to be concluded by early 2009.

Conference Call

Schweitzer-Mauduit will hold a conference call to review third quarter 2008 results and update our business developments and outlook with investors and analysts at 10:30 a.m. eastern time on Thursday, November 6, 2008.  The conference call will be simultaneously broadcast over the Internet at www.schweitzer-mauduit.com.  To listen to the call, please go to the Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software.  For those unable to listen to the live broadcast, a replay will be available on the Web site shortly after the call.

About Schweitzer-Mauduit International

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world’s largest supplier of fine papers to the tobacco industry.  We also manufacture specialty papers for use in other applications.  Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 3,200 people worldwide, with operations in the United States, France, Brazil, the Philippines, Indonesia, Canada and a joint venture in China.  For further information, please visit the Company’s Web site at www.schweitzer-mauduit.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbor created by that Act.  Actual results may differ materially from the results suggested by these statements for a number of reasons, including the following:

•                  We have manufacturing facilities in 6 countries and sell products in over 90 countries.  As a result, we are subject to a variety of import and export, tax, foreign currency, labor and other regulations within these countries.  Changes in these regulations, or adverse interpretations or applications, as well as changes in currency exchange rates, could adversely impact our business in a variety of ways, including increasing expenses,

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decreasing sales, limiting our ability to repatriate funds and generally limiting our ability to conduct business.

•                  Our financial performance is dependent upon the cost of raw materials, particularly wood pulp, purchased energy, chemicals and labor.  Recently, the cost of some of these items has increased significantly, and the nature of our agreements with our customers may make it difficult to pass changes in these costs on to our customers in a timely and effective manner.

•                  Our sales are concentrated to a limited number of customers.  In 2007, 41 percent of our sales were to our 2 largest customers.  The loss of 1 or both such customers, or a significant reduction in 1 or both of these customers’ purchases, could have a material adverse effect on our results of operations.

•                  Our financial performance is materially impacted by sales of both RTL products and cigarette paper for LIP cigarettes.  A significant change in the sales or production volumes, pricing or manufacturing costs of these products could have a material impact on future financial results.

•                  As a result of excess capacity in the tobacco-related papers industry and increased purchased material and operating costs experienced in the last several years, competitive levels of selling prices for certain of our products are not sufficient to cover those costs with a margin that we consider reasonable.  Such competitive pressures have resulted in downtime of certain paper machines and, in some cases, accelerated depreciation or impairment charges for certain equipment and employee severance expenses associated with downsizing activities.  Management continues to evaluate how to operate our production facilities more effectively with reduced production volumes, and additional restructuring activities are possible for the second half of 2008.  Management also continues to evaluate the recoverability of the property, plant and equipment, deferred tax assets and other assets of the businesses.

•                  Our Credit Agreement contains certain financial covenants including, but not limited to, a net debt to adjusted EBITDA ratio. While we currently project that we will not fail to comply with any of these covenants, changes from the expected results of operations, higher than expected capital spending, an unanticipated need for additional borrowing or other factors could cause us to violate 1 or more of the covenants in our Credit Agreement. In the event we breach the net debt to adjusted EBITDA covenant, we believe that we could obtain a temporary waiver of that covenant, obtain an amendment of our Credit Agreement or access the markets for additional capital.  However, there is no assurance that the required bank consents could be obtained for a temporary waiver or an amendment, that a temporary waiver or amendment of our Credit Facilities would be adequate to fully resolve the condition giving rise to the default or that we could successfully access the markets for additional capital.

•                  In recent years, governmental and quasi-governmental entities around the world, particularly in the United States and western Europe, have taken or have proposed actions that may have the effect of reducing consumption of tobacco products.  Reports with respect to the possible harmful physical effects of cigarette smoking and use of tobacco products have been publicized for many years and, together with actions to restrict or prohibit advertising and promotion of cigarettes or other tobacco products, to limit

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smoking in public places and to increase taxes on such products, are intended to discourage the consumption of cigarettes and other such products.  Also in recent years, certain governmental entities, particularly in North America and Europe, have enacted, considered or proposed actions that would require cigarettes to meet specifications aimed at reducing their likelihood of igniting fires when the cigarettes are not actively being smoked.  Furthermore, it is not possible to predict what additional legislation or regulations relating to tobacco products will be enacted, or to what extent, if any, such legislation or regulations might affect our business.

For additional factors and further discussion of these factors, please see our Annual Report on Form 10-K for the year ended December 31, 2007.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring expenses.  Financial measures which exclude this item have not been determined in accordance with accounting principles generally accepted in the United States and are therefore “non-GAAP” financial measures.  Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with accounting principles generally accepted in the United States are included in this document.

Schweitzer-Mauduit management believes that investors’ understanding of the Company’s performance is enhanced by disclosing these non-GAAP financial measures as a reasonable basis for comparison of the Company’s ongoing results of operations.  Many investors are interested in understanding the performance of our ongoing businesses and comparing our results from normal operations from one period to the next.  By providing the non-GAAP financial measures, together with the reconciliations and comments, we believe we are enhancing investors’ understanding of our business results.

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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED SEPTEMBER 30,

(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2008	2007	Change

Net Sales	$199.2	$184.2	+8.1%
Cost of products sold	166.7	153.8	+8.4
Gross Profit	32.5	30.4	+6.9

Selling expense	5.5	5.3	+3.8
Research expense	1.9	1.9	—
General expense	7.9	8.0	-1.3
Total nonmanufacturing expenses	15.3	15.2	+0.7

Restructuring expense	2.6	18.2	-85.7

Operating Profit (Loss)	14.6	(3.0)	N.M.
Interest expense	3.1	1.6	+93.8
Other expense, net	0.6	—	N.M.
Income (Loss) Before Income Taxes, Minority Interest and Loss from Equity Affiliates	10.9	(4.6)	N.M.
Provision (benefit) for income taxes	2.6	(2.6)	N.M.
Minority interest in earnings of subsidiaries	—	2.2	N.M.
Loss from equity affiliates	1.6	0.1	N.M.
Net Income (Loss)	$6.7	$(4.3)	N.M.	%

Net Income (Loss) Per Share:
Basic	$0.44	$(0.27)	N.M.	%

Diluted	$0.43	$(0.27)	N.M.	%

Dividends Declared Per Share	$0.15	$0.15

Average Common Shares Outstanding:
Basic	15,401,600	15,563,400

Diluted, including Common Share Equivalents	15,706,700	15,563,400

N.M.  Not Meaningful

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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30,

(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2008	2007	Change

Net Sales	$591.0	$526.3	+12.3%
Cost of products sold	514.3	441.6	+16.5
Gross Profit	76.7	84.7	-9.4

Selling expense	17.7	16.3	+8.6
Research expense	6.4	5.9	+8.5
General expense	24.9	26.1	-4.6
Total nonmanufacturing expenses	49.0	48.3	+1.4

Restructuring expense	8.3	24.3	-65.8

Operating Profit	19.4	12.1	+60.3
Interest expense	8.3	4.4	+88.6
Other expense, net	1.6	0.1	N.M.
Income Before Income Taxes, Minority Interest and Loss from Equity Affiliates	9.5	7.6	+25.0
Provision for income taxes	—	0.5	N.M.
Minority interest in earnings of subsidiaries	0.2	6.0	-96.7
Loss from equity affiliates	1.8	0.2	N.M.
Net Income	$7.5	$0.9	N.M.	%

Net Income Per Share:
Basic	$0.49	$0.06	N.M.	%

Diluted	$0.48	$0.06	N.M.	%

Dividends Declared Per Share	$0.45	$0.45

Average Common Shares Outstanding:
Basic	15,401,900	15,555,500

Diluted, including Common Share Equivalents	15,674,400	15,723,700

N.M.  Not Meaningful

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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. $ IN MILLIONS)

	September 30,	December 31,
Unaudited	2008	2007

ASSETS
Cash and cash equivalents	$10.3	$4.0
Accounts receivable	98.1	100.6
Inventories	113.5	131.2
Other current assets	10.2	11.4
Net property, plant and equipment	445.0	456.0
Intangibles and goodwill	16.7	2.8
Other noncurrent assets	71.6	69.0
Total Assets	$765.4	$775.0

LIABILITIES & STOCKHOLDERS’ EQUITY
Current debt	$16.9	$13.6
Other current liabilities	173.5	201.6
Long-term debt	152.5	87.3
Pension and other postretirement benefits	36.6	38.9
Deferred income tax liabilities	21.1	25.0
Deferred revenue	13.5	18.1
Other noncurrent liabilities	20.6	22.7
Total Liabilities	434.7	407.2
Minority interest	—	26.0
Stockholders’ equity	330.7	341.8
Total Liabilities and Stockholders’ Equity	$765.4	$775.0

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

FOR THE NINE MONTHS ENDED SEPTEMBER 30,

(U.S. $ IN MILLIONS)

Unaudited	2008	2007

Net income	$7.5	$0.9
Depreciation and amortization	36.1	29.3
Restructuring impairment/accelerated depreciation	3.6	12.8
Amortization of deferred revenue	(4.6)	(4.7)
Deferred income tax benefit	(14.8)	(11.1)
Minority interest in earnings of subsidiaries	0.2	6.0
Loss from equity affiliates	1.8	0.2
Other items	—	(1.0)
Net changes in operating working capital	(1.8)	20.2
Cash Provided by Operations	28.0	52.6

Capital spending	(30.0)	(26.8)
Capitalized software costs	(4.4)	(6.9)
Acquisition of minority interest	(51.3)	—
Equity investment in foreign subsidiaries	(1.9)	(10.3)
Other investing	3.1	(1.8)
Cash Used for Investing	(84.5)	(45.8)

Cash dividends paid to SWM stockholders	(7.0)	(7.1)
Changes in debt	70.9	(6.2)
Purchases of treasury stock	(1.2)	(4.0)
Other financing	0.2	4.8
Cash Provided (Used) by Financing	62.9	(12.5)

Effect of Exchange Rate Changes on Cash	(0.1)	0.6

Increase (Decrease) in Cash and Cash Equivalents	$6.3	$(5.1)

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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

BUSINESS SEGMENT REPORTING

(U.S. $ IN MILLIONS)

The Company is operated and managed based on the geographical location of its manufacturing operations: the United States, France and Brazil.  For purposes of the segment disclosure in the following tables, the term “United States” includes operations in the United States and Canada.  The Canadian operations only produce flax fiber used as a raw material in the U.S. operations.  The term “France” includes operations in France, the Philippines and Indonesia because the results of the Philippine and Indonesian operations are not material for segment reporting purposes and their sales are integrated with sales of the Company’s French operations in southeast Asia.  Sales of products between segments are made at market prices and elimination of these sales are referred to in the following tables as intersegment sales.  Expense amounts not associated with segments are referred to as unallocated expenses.

Net Sales

	For the three months ended September 30,			For the nine months ended September 30,
	2008	2007	% Change	2008	2007	% Change

France	$129.9	$112.5	+15.5%	$379.9	$315.5	+20.4%
United States	60.2	58.5	+2.9	173.4	171.6	+1.0
Brazil	15.6	19.2	-18.8	53.8	53.7	+0.2

Subtotal	205.7	190.2		607.1	540.8

Intersegment sales by:
France	(1.0)	(1.2)		(2.3)	(3.5)
United States	(1.4)	(0.8)		(3.7)	(2.3)
Brazil	(4.1)	(4.0)		(10.1)	(8.7)

Consolidated	$199.2	$184.2	+8.1%	$591.0	$526.3	+12.3%

Operating Profit (Loss)

	For the three months ended September 30,				For the nine months ended September 30,
	2008	2007	% Change		2008	2007	% Change

France	$15.1	$7.6	+98.7%		$20.7	$20.8	-0.5%
United States	6.7	(7.3)	N.M.		16.0	0.6	N.M.
Brazil	(3.7)	(0.9)	N.M.		(9.8)	(1.1)	N.M.
Unallocated expenses	(3.5)	(2.4)	+45.8		(7.5)	(8.2)	-8.5

Consolidated	$14.6	$(3.0)	N.M.	%	$19.4	$12.1	+60.3%

Restructuring Expense

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2008	2007	2008	2007

France	$0.8	$5.8	$3.4	$11.2
United States	0.4	12.0	1.6	12.7
Brazil	1.4	0.4	3.3	0.4

Consolidated	$2.6	$18.2	$8.3	$24.3

Operating Profit (Loss) Without Restructuring Expense*

	For the three months ended September 30,			For the nine months ended September 30,
	2008	2007	% Change	2008	2007	% Change

France	$15.9	$13.4	+18.7%	$24.1	$32.0	-24.7%
United States	7.1	4.7	+51.1	17.6	13.3	+32.3
Brazil	(2.3)	(0.5)	N.M.	(6.5)	(0.7)	N.M.
Unallocated expenses	(3.5)	(2.4)	+45.8	(7.5)	(8.2)	-8.5

Consolidated	$17.2	$15.2	+13.2%	$27.7	$36.4	-23.9%

* Operating Profit (Loss) Without Restructuring Expense is a non-GAAP financial measure that is calculated by adding

Restructuring expense to Operating Profit (Loss).

N.M.  Not Meaningful

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